AGREEMENT OF SALE

This Agreement of Sale (the “Agreement”) is entered into by and among Clear Skies Solar, Inc. (“CSS”) and CSS’s wholly owned subsidiary Clear Skies Financial Corp. (“FC” and, together with CSS, the “Seller”) and Icarus Wind Energy, Inc. (the “Buyer”).

WHEREAS, FC has entered into that certain Residential Power Plan Solar Customer Agreement (the “Project Agreement”) with David Hollan, dated as of September 9, 2011, for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system at 33 Bell Street, Bayville, NJ (the “Project”);

WHEREAS, the Seller is entitled to apply for a federal tax credit in connection with the Project (the “Tax Credit”) equal to 30% of the cost of the Project as set forth in regulations promulgated by the Internal Revenue Service (the “Tax Credit Amount”); and

WHEREAS, the Seller wishes to assign all of the rights, titles and interests held by Seller in and to the Project and Project Agreement; and

WHEREAS, the Buyer wishes to purchase all of the Seller’s rights, titles and interests in and to the Project and the Project Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, receipt and sufficiency thereof being hereby acknowledged, the parties hereto agree as follows:

1.
Purchase and Sale.  Subject to the terms set forth in this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Project and the Project Agreement for an aggregate purchase price of twenty-five thousand dollars ($25,000) (the “Purchase Price”), of which ten thousand dollars ($10,000) shall be paid immediately following the execution hereof (the “Initial Payment”) and fifteen thousand dollars ($15,000) (the “Final Payment”) shall be paid within five (5) business days of the date that the Tax Credit Amount is received by the Buyer.  Each of the Initial Payment and the Final Payment shall be made via bank wire transfer as instructed by Seller.

2.	Representations and Warranties of CSS and FC. CSS and FC represent and warrant to the Buyer as follows:

a.
Organization and Qualification.  Each of CSS and FC are corporations duly organized, validly existing and in good standing under the laws of their jurisdictions of incorporation, and CSS owns all of the issued and outstanding common stock of FC.  Each of CSS and FC has all of the requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement.

b.
Sufficiency and Title.  The rights, titles and interests assigned by CSS and FC pursuant to this Agreement are not subject to any prior sale, transfer, assignment, conveyance or lien or any agreement to sell, transfer, assign or convey, in whole or in part.

c.
Compliance with Laws, Litigation.  To Seller’s knowledge, Seller is in material compliance with all laws of or from governmental bodies applicable to the Project and the Project Agreement, there are no actions pending or threatened against Seller or any of its officers or employees in connection with the Project and Seller is not subject to any order (consent or other), judgment, decree, injunction or stipulation of or with any court or other governmental body that names Seller and imposes a material ongoing obligation with respect to the operation of the Project.

d.
Environmental Matters.  To Seller’s knowledge, Seller is operating the Project in material compliance with all environmental laws and Seller has not, and to Seller’s knowledge, no other person or entity has, used stored, disposed of, released or managed (whether by act or omission) any hazardous substances in a manner that could reasonably be expected to result in the owner or operator of the Project incurring any material liability or expense.

e.
The Project.  Seller is operating the Project pursuant to the terms of the Project Agreement and, as of the date hereof, the Project Agreement has not been modified and remains on the terms contained therein.

f.	Approvals and Permits. Seller has substantially completed the installation and activation of the Project and has obtained all necessary approvals for operation of the Project.

3.	Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

a.
Organization and Qualification.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Buyer has all of the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

4.	Tax Credit. Seller agrees to assist Buyer and file for the Tax Credit and do all work reasonably necessary to obtain the Tax Credit in a timely manner

5.	Project Insurance and Maintenance. Buyer understands that upon its purchase hereunder it will be responsible for insurance and maintenance of the Project.

6.
Warranties.  Seller shall provide Buyer will all reasonable information pertaining to any manufacturers’ warranties relating to the Project (the “Warranties”) upon request, shall do all work reasonably necessary to ensure that the Warranties shall inure to the benefit of the Buyer and, if necessary, assist Buyer in making claims under the Warranties.

7.
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts to be entirely performed in the State of New York.

8.
Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested and postage prepaid, (ii) sent by a nationally recognized overnight delivery service (receipt requested), fee prepaid, (iii) sent via facsimile with receipt confirmed b y machine generated form, or (iv) delivered personally against receipt, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to CSS or CF, to:

Clear Skies Solar, Inc.
40 Commerce Drive
Farmingdale, New York 11735
Attention: Ezra Green

If to Buyer, to:

Icarus Wind Energy, Inc.
65 Mayhew Drive
South Orange, New Jersey 07079
Attention:  Chief Executive Officer

9.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but all of which counterparts together shall constitute one and the same instrument.

10.
Entire Agreement.  The Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

11.
Further Assurances.  Each of CSS, CF and Buyer agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by another party which are not inconsistent with the provisions of this Agreement in order to give full effect to this Agreement and to carry out the intent of this Agreement.

12.
Dispute Resolution.  The parties shall negotiate in good faith and attempt to resolve any dispute within thirty (30) days after the date that a party gives written notice of such dispute to each other party.  In the event that the parties are unable to reach an agreement within such thirty (30) day period (or such longer period as the parties may agree), then each party may pursue such remedies as are available to it at law or equity.  In any proceeding to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its expenses incurred in such proceeding, including reasonable attorney fees and expert witness fees and costs.

13.
Amendments.  No change, amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment, or modification shall be in writing and duly executed by all parties.

14.
Assignment.  No party may assign this Agreement without the prior written consent of each other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

15.
Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect; provided, that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of such provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

[signature page follows immediately]

IN WITNESS WHEREOF, the parties hereto have executed the Agreement by their authorized officers or agents this 9th day of December, 2011.

Clear Skies Solar, Inc.	Clear Skies Financial Corp.

By:/s/ Ezra Green	By:/s/ Ezra Green
Name: Ezra Green	Name: Ezra Green
Title: President	Title: President

Icarus Wind Energy, Inc.

By: /s/ Andrew Uribe
Name: Andrew Uribe
Title: Director